UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.

                           Commission File Number           001-08836
                                                  -----------------------------

                             HAWAIIAN AIRLINES, INC.
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             (Exact name of registrant as specified in its charter)


       3385 KOAPAKA STREET, SUITE G-350, HONOLULU, HI 96819, (808) 835-3700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         COMMON STOCK, PAR VALUE $0.01, PREFERRED STOCK PURCHASE RIGHTS
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)     [_]
         Rule 12g-4(a)(1)(ii)   [_]         Rule 12h-3(b)(2)(i)      [_]
         Rule 12g-4(a)(2)(i)    [_]         Rule 12h-3(b)(2)(ii)     [_]
         Rule 12g-4(a)(2)(ii)   [_]         Rule 15d-6               [_]
         Rule 12h-3(b)(1)(i)    [_]

         Approximate number of holders of record as of the certificate or notice date: 2 .
     ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, Hawaiian Airlines, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                     By: /s/ Lyn Flanigan Anzai
                                         --------------------------------
                                         Name:   Lyn Flanigan Anzai
                                         Title:  Vice President, General Counsel
                                                 and Corporate Secretary

Date:  August 30, 2002